Exhibit 10.27

CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE 24b-2

Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.

LICENSE AGREEMENT

This Agreement is made by and between Westinghouse Electric Corporation, a Delaware corporation, having a principal place of business at 51 West 52nd Street, New York, NY 10019 (hereinafter referred to as "Westinghouse"), and Akeena Solar, Inc., a Delaware corporation and Andalay Solar, Inc., a California company, both having their principal places of business at 16005 Los Gatos Boulevard, Los Gatos,  CA 95032 (hereinafter referred to as "Licensee").

WHEREAS, Westinghouse is the owner of certain valuable and famous trademarks;

WHEREAS, Licensee is in the business of manufacturing and selling photo voltaic (PV) solar energy systems; and

WHEREAS, Licensee desires to become licensed under certain Westinghouse trademarks and Westinghouse is willing to grant such license under the following terms and conditions.

NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the parties hereto agree as follows.

1.0 – DEFINITIONS

In this Agreement the following expressions have the following meanings:

1.1           Licensing Manual – The Westinghouse Corporate Identity and Licensing Manual attached hereto and made a part hereof as Appendix A.

1.2           Marks - The trademarks as shown in Appendix B attached hereto and made a part hereof.

1.3           NIP - “Net Invoice Price” - The aggregate of the invoiced amounts for Products less (a) returned goods, refunds, credits and allowances actually made or allowed to a customer with respect to those Products, (b) freight or handling charges charged to customers or incurred on returned goods, and (c) sales, and excise taxes actually paid by Licensee or Licensee’s customers with respect to sale of Products to customers.  NIP shall not include any insurance, duties, tariffs, use taxes, special charges, and/or fees itemized for Products.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

1.4           Products – The products listed in Appendix C attached hereto and made a part hereof.  In the event of any good faith dispute between the parties to this Agreement regarding the definition of Products, the final decision shall rest in Westinghouse’s sole and absolute discretion.

1.5           Term – Unless earlier terminated as provided in this Agreement, the Base Term and any Extension Term, as such terms are defined in Sections 9.1 and 9.2.

1.6           Territory – Worldwide, subject to the limitations set forth in Paragraph 3.14.

1.7           Domain Names – An internet address to identify the location of particular Web pages, which can consist of Top Level Domains (such as .com, .net) or country code Top Level Domain Names (such as .uk).

2.0 – LICENSE GRANT

2.1           Unless sooner terminated, Westinghouse hereby grants Licensee an exclusive license, without the right to grant sublicenses, to use the Marks during the Term (as defined in Section 9.2) solely on or in connection with the Products and solely in the Territory. Westinghouse reserves to itself all other rights in and to the Marks.  Westinghouse understands that Licensee is a distributor of the Products and may sell the Products to solar installers that will promote and advertise the Products under the Westinghouse brand.  Such use of the Marks shall be permissible and no prohibition on sublicensing or assignment of the Marks shall be violated by such activity; however, as part of such arrangements, the parties shall be subject to the guidelines set forth in Appendix A, the Westinghouse Corporate Identity and Licensing Manual.

2.2           Licensee shall use the Marks only in the form approved in writing by Westinghouse and with no departures in appearance or treatment.   Licensee shall ensure that the Marks used under this Agreement comply in every respect with the Licensing Manual.

2.3           Licensee shall not use the Marks outside the Territory or on any other goods or merchandise of any kind other than as specifically set forth in this Agreement or as otherwise agreed to by Westinghouse in writing.  Westinghouse hereby provides its consent to Licensee for the manufacture of the Products anywhere within the Territory, subject to the limitations set forth in Paragraph 3.14.

2.4           Licensee shall not sell any Products containing the Marks outside the Territory.  Licensee shall not sell Products to any party where Licensee reasonably believes Products will be sold outside the Territory.

2.5           Rights are granted for the distribution of Products containing the Marks as premiums, promotions or giveaways subject to the limitations set forth in Paragraph 4.1.

2.6           The license granted is personal to Licensee and is not assignable for any reason without Westinghouse’s prior written consent.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

2.7           Nothing in this Agreement is to be construed as an assignment or grant to Licensee of any right, title or interest in the Marks or in any copyright, design, trade name, trademarks, trade dress or other property right beyond the limited license expressly granted hereby.  Licensee agrees not to assert any rights in the Marks, contrary to the provisions of this Agreement.

2.8.           Licensee shall be permitted to register domain names or internet address to identify a particular website address, which may consist of top level domains (such as .com or .net) or country code top level domains (such as .uk)  incorporating the Westinghouse Marks during the Term of the Agreement (the “Domain Names”).  Licensee agrees that all use by it of the Domain Names constitutes use by Westinghouse and shall inure to Westinghouse’s benefit, and that Licensee will claim no interest in those rights except as set forth herein and in the Agreement.  Licensee further agrees to provide Westinghouse with a list of the Domain Names each year.

2.8.1           Licensee shall register Domain Names only in the form approved in writing by Westinghouse.

2.8.2           Licensee shall register and use the Domain Names solely to promote its sales of the Products. Licensee will also cause to appear on the websites resulting from the Domain Names, such legends, markings and notices as Westinghouse may reasonably request in order to give appropriate notice of its rights therein or pertaining thereto.

2.8.3           Licensee shall not use the Domain Names to promote the sales of any other goods or services on Licensee’s websites or otherwise, or in any other manner that breaches its obligations under this Agreement, and any such use shall constitute a material breach of the Agreement, and upon written request by Westinghouse, Licensee shall have ten (10) days to cure the breach of its use of the Domain Names to Westinghouse’s satisfaction.  Should Licensee fail to cure during this period, in addition to the remedies available to Westinghouse for breach, Licensee shall take all necessary steps and cooperate with Westinghouse to immediately transfer the Domain Names to Westinghouse or delete the registrations for the Domain Names, as requested by Westinghouse.

2.8.4           Licensee shall promptly notify Westinghouse in writing of any unauthorized use or infringement by third parties as it pertains to the Domain Names or confusingly similar domain names that come to its attention.  Westinghouse may, in its sole discretion, commence, prosecute, defend or settle any claims or suits to protect its rights in and to the Marks including the Domain Names, and Licensee agrees to cooperate fully with Westinghouse in the prosecution or defense thereof.  Licensee shall have no right to take any action with respect to the Marks or the Domain Names without Westinghouse’s prior written approval.

2.8.5           Upon expiration and/or termination of the Agreement for any reason, Licensee shall take all necessary steps and cooperate with Westinghouse to promptly assign the Domain Names to Westinghouse or cancel the Domain Names, as requested by Westinghouse.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

3.0 – RESPONSIBILITY OF LICENSEE AND WESTINGHOUSE

3.1           Prior to any use of any Marks, Licensee shall, at Licensee's expense, submit to Westinghouse, for Westinghouse's prior written approval, the following:  (a) two (2) specimens of each design of Product on which said Marks are to appear (the "Specimens");  (b) all independent consumer product safety and performance test reports for each Product (“Test Reports”); (c) all artwork which Licensee intends to use in connection with the Marks; and (d) all packaging, advertising and promotional literature which Licensee intends to use in the marketing or merchandising of the Products.  After Westinghouse has given its written approval, which shall be provided in a reasonable amount of time not to exceed thirty (30) days for Specimens and five (5) business days for artwork, packaging, advertising, and promotional literature after receipt of such by Westinghouse or approval shall be deemed given if no response is provided within the applicable time period, then the approved product, quality, packaging, advertising and promotional literature shall be the standard for the relevant design of Product thereafter produced (the "Approved Quality").  Thereafter, at Westinghouse’s request and no more than at twelve (12) month intervals, Licensee shall, at Licensee's expense, submit to Westinghouse: (a) two (2) production run samples (“Sample”) of each design of the Products and (b) all Test Reports for testing performed during the prior twelve (12) month period for each design of Product.

Licensee shall obtain Westinghouse’s prior approval on any substantially new design of Product on which the Marks will be used.  From time to time, Licensee may revise packaging for the Products solely to include or change statements or other information which it determines may be required by (a) Underwriters’ Laboratories, Inc. (or for sales outside the United States, an equivalent recognized consumer product safety agency) and/or (b) laws or regulations of any jurisdiction where the Products are sold, promoted or advertised.  Licensee shall provide Westinghouse with prior notice of any such revisions.

Products or any component thereof not meeting the Approved Quality, including “second and irregulars,” are not to be sold or distributed under any circumstances without Westinghouse’s prior written consent, which shall not be unreasonably withheld.

3.2           Westinghouse shall have the right to inspect manufacturing facilities, warehouses customer service and other facilities related to the Products at reasonable times on notice to Licensee.  Licensee agrees to cooperate with Westinghouse in carrying out such inspections, including, without limitation, providing access to the facilities of Licensee’s contractors and suppliers.

3.3           Licensee shall design, manufacture, advertise, promote (through dealers co-op funding or otherwise), sell and ship the Products and shall continuously and diligently procure and maintain facilities and trained personnel sufficient and adequate to accomplish the foregoing.

3.4           Licensee shall design, manufacture, advertise and promote the Products containing the Marks so that each fulfills with respect to solar panels industry-wide, not just retail, the following criteria: (i) they are not designed, manufactured or marketed as lowest price point products; (ii) they are priced to customers at above the lowest price points for such products and are so called mid or upper price point level products; (iii) they have manufacturing, design, quality, and additional features that are similar to the products marketed by others that are commonly perceived in the solar business as mid or upper price point level products and, for example, are approximately equivalent in quality to and expected to be approximately as expensive in the consumer market as other U.S. branded products in the solar business that might compete with the Products.  Licensee shall not create a retail exclusive arrangement respecting Products without the prior written consent of Westinghouse which shall not be unreasonably withheld.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

3.5           Licensee agrees to inform Westinghouse of the details of the use of the Marks, including graphics, position, size, color, script and the like, and Westinghouse reserves the right to inspect and to approve the use of the Marks.

3.6           Licensee shall refrain from and shall not authorize others to use or misuse the Marks so as to bring discredit to Westinghouse provided however that in no event shall the foregoing be construed to permit sublicensing of the Marks by Licensee.

3.7           All use of the Marks by Licensee as described below inures to the benefit of Westinghouse.  At the termination or expiration of this Agreement, Licensee shall be deemed to have assigned, transferred and conveyed to Westinghouse any rights, equities, good will, titles or other rights in and to the Marks which may have been obtained by Licensee or which may have vested in Licensee and Licensee shall execute any instrument requested by Westinghouse to accomplish or confirm the foregoing.  Any such assignment, transfer or conveyance shall be without other consideration than the mutual covenants and considerations of this Agreement.

3.8
Licensee shall comply with any laws, rules and/or regulations with regard to the design, manufacture, advertising and promotion of the Products and the use of the Marks including, but not limited to, any county, state and/or federal law.  All Products must be UL-approved or for sales outside the United States, approved by an equivalent recognized consumer product safety entity (such as CCC- China Compulsory Certification for sales of Product in the Peoples Republic of China).

3.9           Licensee shall not apply for the registration of, or cause the filing of an application for the registration of, a trade name, trademark or service mark which is identical to or confusingly similar to the Marks.

3.10           Licensee shall promptly notify Westinghouse of any infringement or potential infringement of the Marks that come to its attention.  Licensee will cooperate with Westinghouse, at Westinghouse’s request, in taking steps to terminate such infringement.  Licensee shall not take any legal action to protect against any infringement of the Marks without Westinghouse’s permission.  Westinghouse will take action against infringers to defend the Marks but shall not be required to bring or prosecute actions or suits provided, however, if Westinghouse so elects not to bring or prosecute an action or suit, it shall notify Licensee of such decision and Licensee may request that such suit or action be brought under the control of and counsel chosen by Westinghouse at Licensee’s expense and such suit shall be brought unless Westinghouse has a good faith reason for not bringing such suit.  In any action brought under this Section 3.10, in the event that any monetary judgment or settlement is recovered, the remaining balance of the proceeds of such action after reimbursement of all reasonable costs and expenses of such proceedings, litigation, and prosecution, shall be divided equitably by Westinghouse and Licensee in accordance with the relative damages incurred by each party as a result of such infringement.

3.11           Licensee acknowledges and agrees that any unauthorized use or misuse of the Marks by or for Licensee will result in irreparable harm to Westinghouse and that Westinghouse, in addition to any other rights or remedies specified in this Agreement, shall be entitled to any remedy, legal or equitable, including without limitation preliminary injunctive relief, to correct any harm which results from such violation.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

3.12           Licensee shall maximize its use of the Marks consistent with reasonable marketing plans and shall meet with Westinghouse at least once per year to review and discuss such plans.  On an annual basis, Licensee shall dedicate the greater of [***] of its gross sales, or [***] to advertising the Products.  Copies of paid invoices showing proof of these expenditures shall be furnished to Westinghouse on a quarterly basis.  Any failure to spend this amount on advertising during each contractual year shall result in the unspent portion being submitted to Westinghouse within thirty (30) days after the end of such contractual year.  This advertising may include retailer cooperative advertising expense, media expense, public relations expenses, product promotion expenses, display expenses, creative and advertising production expenses, outdoor advertising, bus and subway advertising, radio, print, television advertising expenses, gifts with purchase expenses and trade show space and booth expenses.  Advertising-related salaries and trade show travel expenses are excluded.  All advertising shall be submitted to Westinghouse for its approval prior to use in accordance with Section 3.1 of this Agreement.

3.13           During the Term, Licensee shall not enter into an agreement with a third party for use of that party’s mark on products that are substantially identical to the Products, except that this Section 3.13 shall not apply to the Licensee owned house brands.  The Licensee may use owned house brands to promote features of the Products or promote and sell Products using Licensee owned house brands.

3.14           No less than ninety (90) days prior to Licensee’s intended use of any Marks in any country within the Territory, except the U.S, Europe, Mexico, China, Canada, and Japan which are countries for which Licensee’s intention is herein supplied, Licensee shall provide Westinghouse with written notice so that Westinghouse may obtain any necessary registrations of the Marks.  If for any of the Products (i) the Marks cannot be registered in the country or jurisdiction included in the Territory; (ii) a registration is found or held, by a court or tribunal of competent jurisdiction in any country or jurisdiction included in the Territory to be invalid; and/or (iii) Licensee is enjoined or is otherwise prohibited from using one or more of the Marks in any country or jurisdiction included in the Territory, then the definition of Territory shall be amended to exclude such country or jurisdiction and the minimum annual royalty payments described in Section 4.2 below shall thereafter be reduced equitably to compensate for the excluded country or jurisdiction.

3.15           Licensee shall establish a customer service operation to handle consumer inquiries, complaints and claims.  At a minimum, such operation shall include: (i) a toll-free telephone number that is staffed to receive and respond to calls during normal business hours for ten (10) hours each day in all Territories in which Licensee is currently selling Products for 235 days a year; (ii) an internet website that permits consumers to email inquiries, complaints and claims and is adequately staffed to respond to such emails within 48 hours of receipt; and (iii) a management level representative who is available to respond to escalated consumer inquiries, complaints and claims within 48 hours of receipt.  Licensee shall monitor the consumer service operations to assure that consumer inquiries, complaints and claims are resolved promptly in a courteous and professional manner.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

3.16           Westinghouse agrees that during the Term of this Agreement, it will not enter into a license agreement which authorizes another party to use the Marks on a product or service similar in nature to the Products described in Attachment C.

4.0 – COMPENSATION

4.1           Licensee agrees to pay Westinghouse royalties at the rates stated in Appendix D, Schedule of Minimum Annual Sales and Guaranteed Annual Royalties on the described categories of sales (net of any withholding taxes) of the NIP of all Products sold containing the Marks.  Conversely, no royalty shall be due on the promotion or sale of any Products that do not contain the Marks. If a NIP is not available for Products containing the Marks, a commercially equivalent amount shall apply.  The parties agree that Licensee shall be permitted to use a reasonable amount of Products containing the Marks for promotions, premiums and giveaways without incurring any royalty obligations, provided that such activity is consistent with Licensee’s previous business practices.

4.2           Licensee agrees to pay Westinghouse minimum annual royalty payments in accordance with Appendix D and thereafter with the minimum for calendar years 2018 and thereafter being adjusted in accordance with Section 4.3.  Minimum annual royalty payments are non-refundable.  The minimum annual royalty payment for calendar year 2010 shall be due and payable within forty-five (45) days of execution of this Agreement by the parties.  All subsequent minimum annual royalty payments shall be payable in equal quarterly installments commencing April 30th of each year, subject to adjustment pursuant to Section 4.3 hereof.

4.3           In order to adjust for inflation, the minimum annual payments specified in Section 4.2 for calendar years 2018 and thereafter shall be multiplied by the Adjustment Factor defined in Section 4.4.

4.4           The Adjustment Factor shall be equal to the Current CPI divided by the Base CPI where:

4.4.1 CPI  shall be the consumer price index - all urban consumers - all items (CUUR0000SAO) as published monthly by the United States Department of Labor, Bureau of Labor Statistics.

4.4.2 Base CPI shall be the average CPI for the months of October, November, and December 2017.

4.4.3 Current CPI shall be the CPI first published for the month in which the payment is due.

4.4.4 Should the United States Department of Labor discontinue publishing the CPI, then a similar index shall be substituted by agreement of the parties.

4.5           All amounts paid by Licensee to Westinghouse pursuant to Section 4.1 shall be credited against the applicable minimum annual payment specified in Section 4.2 for the calendar year in which it accrued.  The balance of the minimum annual payment, if any, shall be paid to Westinghouse by January 31 immediately following the particular calendar year pursuant to Section 4.7.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

4.6           Licensee, and Licensee’s Affiliated Companies shall keep full, true and accurate books of account and support data containing all particulars which may be necessary for the purpose of determining the amount payable to Westinghouse under this Agreement.  Support data includes, but is not limited to, Production Plans, Final Products QC Inspection Reports, Delivery Notes, Shipping and Commercial Invoices.  For three (3) years following the end of the calendar year to which they pertain, said books and the supporting data relating to this Agreement shall be open at all reasonable times on five (5) days advance written notice no more than annually unless substantial discrepancy is found, and then quarterly for the following year in that case, to an inspection by Westinghouse at its expense, subject to the reimbursement obligations noted below, for the purposes of verifying Licensee’s payments and Licensee’s compliance with this Agreement.  If such inspection and resulting report indicate an underpayment by Licensee, the (i) Licensee shall immediately pay such amount to Westinghouse with interest at prime rate as established by J.P. Morgan Chase or any successor, at the time of the inspection and (ii) should such underpayment be in excess of $15,000, Licensee shall reimburse Westinghouse for all costs of the inspection.  If such inspection shows there has been an overpayment by Licensee, Westinghouse shall reimburse the Licensee for the amount of the overpayment.

4.7           By January 31, April 30, July 31 and October 31 of each year, Licensee shall deliver to Westinghouse a true and accurate report certified by an officer of Licensee, giving such particulars of the business conducted by Licensee hereunder, during the preceding calendar quarter under this Agreement as are pertinent to an accounting under this Agreement.  These shall include at least the following:  (1) unit volume, dollar amount and type of Products sold, by country; (2) retailers to whom Products were sold including country, unit volume and dollar amount; (3) minimum annual payments due; and (4) total payments due.

Concurrently with the delivery of each such report, Licensee shall pay to Westinghouse the amounts due for the period covered by such report.  If no payments are due, it shall be so reported.  In addition, within forty-five (45) days of execution of this Agreement, Licensee shall report and pay over to Westinghouse all amounts due under this Agreement from the Effective Date including without limitation all initial payments, minimum annual payments, royalties or other compensation.

4.8           Sales of Products in currencies other than United States dollars shall be converted to United States dollars at the conversion rate stated in the Wall Street Journal for the day prior to the date payment is made to Licensee.

4.9           All payments made hereunder by Licensee shall be made payable to “Westinghouse Electric Corporation” in immediately available United States funds and delivered to:

Westinghouse Electric Corporation
c/o CBS Corporation
Attn:  Kenneth P. Silver
VP, Assistant Controller
51 West 52nd Street
New York, NY  10019-6188

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

with a copy to:

Westinghouse Electric Corporation
c/o CBS Corporation
Attn:  Dorothy M. Alke
Vice President
20 Stanwix Street – 10th Floor
Pittsburgh, PA  15222

and a copy to:

Allan Feldman, President
Leveraged Marketing Corporation of America
156 West 56th Street
New York, NY  10019

5.0 – OWNERSHIP OF THE LICENSED MARKS

5.1           Licensee acknowledges that the Marks, worldwide, are the property of Westinghouse and that Westinghouse has substantial and valuable goodwill in the Marks.  Licensee shall take all reasonable measures to maintain and protect Westinghouse’s proprietary rights including placing any reasonable notice of such ownership that Westinghouse shall reasonably require.  Licensee shall cooperate fully and in good faith with Westinghouse for the purpose of securing and preserving Westinghouse’s rights in and to the Marks. Licensee shall execute any documents reasonably required by Westinghouse to protect the Marks.  Licensee shall not take any action, or by its knowing inaction allow any event to occur, which would injure or impair Westinghouse’s proprietary rights in and to the Marks. Licensee shall not contest the validity of the Marks or any rights of Westinghouse therein, nor shall Licensee willingly become an adverse party in litigation in which others shall contest the Marks or Westinghouse's said rights.  In addition thereto, Licensee shall not in any way seek to avoid its obligations hereunder because of the assertion or allegation by any persons, entities or government agencies, bureaus, or instrumentalities that the Marks, or any of them, are invalid or ineffective or by reason of any contest concerning the rights of Westinghouse therein.

5.2           Licensee shall indicate on all Product packaging and related advertising materials that the Products are manufactured and distributed by and for Licensee, e.g., “ [Missing Graphic Reference]  Westinghouse is a trademark of Westinghouse Electric Corporation and is used under license by Akeena Solar, Inc. and Andalay Solar, Inc.”

5.3           In addition to the permitted uses identified in the Licensing Manual, Licensee shall comply as soon as commercially practicable with any additional proper use instructions as Westinghouse may reasonably issue from time to time with respect to the Marks.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

6.0 – REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1           Licensee represents, warrants and covenants to Westinghouse as follows:

6.1.1           Licensee will not use the Marks and has not and will not grant any right or license to use the Marks other than as authorized expressly under this Agreement.

6.1.2           Licensee is a corporation duly organized, validly existing and in good standing under the laws of California (Andalay Solar, Inc.) and Delaware (Akeena Solar, Inc.).  Licensee has all power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

6.1.3           The execution, delivery and performance by Licensee of this Agreement and the consummation of the transaction contemplated hereby has been duly and validly authorized by Licensee, and no other act or proceeding on the part of Licensee is necessary to authorize the execution, delivery, and performance of this Agreement and the consummation of the transaction contemplated hereby.

6.1.4           Licensee is not subject to nor obligated under its articles of incorporation, or any applicable law, rule, or regulation of any governmental authority, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement.

6.1.5           Licensee’s execution and delivery of this Agreement and performance of its obligations hereunder, including the obligation of payments hereunder, do not and will not conflict with, violate, or result in any default under any agreement, instrument or other contract to which Licensee is a party or by which it is bound.

6.1.6           There are no claims, actions, suits, or other proceedings pending, or to the knowledge of Licensee, threatened, which, if adversely determined, would adversely affect the ability of Licensee to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

6.1.7           Licensee is now in compliance with and shall continue to comply with all applicable laws and regulations relating to the manufacture, sale and distribution of the Products.

6.1.8           Without cost to Westinghouse, Licensee shall maintain insurance that protects Westinghouse, its officers, directors, employees, agents, and its parent, affiliates and their officers, employees and agents against any and all liability regardless of the basis (excluding punitive or exemplary damages) or jurisdiction (including jurisdictions outside of the United States) in connection with (a) Licensee’s use of the Marks, (b) any alleged defect(s) in the Products, and (c) the use, manufacture, distribution, marketing, sale, service, or disposal of the Products including without limitation any alleged negligent or other tortious conduct on the part of Westinghouse or any alleged contractual liability of Westinghouse.  The kinds and amounts of insurance shall be as Licensee and Westinghouse from time to time agree, and at a minimum shall include the following:

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

6.1.8.1                      Licensee shall maintain in effect for at least Twenty (20) years from the date sold of all the Products manufactured, distributed or serviced by or for Licensee, liability insurance, written on an occurrence basis, with limits of at least Eleven Million U.S. Dollars ($11,000,000) per occurrence, or in years 2014 and later, such higher amount as may be reasonable considering legal or economic changes as well as deteriorating loss experience.  The insurance will cover at least the liabilities typically insured by commercial general liability policies (including products/completed operations, advertising liability and contractors pollution liability) issued in the year this Agreement is signed.  Westinghouse shall be an additional insured on such policies, which shall contain severability of interest or cross liability clauses.  Any retention amount shall be identified by Licensee and discussed with Westinghouse and shall be subject to Westinghouse’s prior approval.

6.1.8.2                      All such insurance shall be provided by insurance companies, on policy forms, and with deductibles and retentions acceptable to Westinghouse, such acceptance not to be unreasonably withheld.  Any such deductible or retention shall be the responsibility of Licensee.

6.1.8.3                      All such insurance shall be primary with no rights of contribution equitable or otherwise, with any other insurance afforded Westinghouse.

6.1.8.4                      Licensee shall furnish Westinghouse with certificates of insurance within thirty (30) days after execution of this Agreement, and annually thereafter.  Such certificates will stipulate that coverage will not be canceled, reduced, or modified without thirty (30) days prior written notice to Westinghouse.  Any cancellation, reduction or modification, without the prior written consent of Westinghouse, which results in there not being in force insurance coverage which satisfies all the requirements of Section 6.1.8, including all its subsections, shall be deemed a material breach of this Agreement.

6.1.8.5                      At reasonable times on advance written notice to Licensee, Westinghouse may review the insurance policies at Licensee’s offices.

6.1.8.6                      Licensee shall maintain locally admitted insurance coverage as required in any jurisdiction in which the Products are sold, distributed or otherwise made available for use.

6.1.8.7                      The requirements of this clause will survive this Agreement, and will require the insurance to cover the Products for at least Twenty (20) years from the last date sold of all the Products containing the Marks that are manufactured, distributed, or serviced by or for Licensee, provided however, that Licensee’s obligation to purchase and maintain insurance coverage described in this clause  can cease upon the termination or expiration of this Agreement, if the current policies provide insurance coverage for Twenty (20) years from the date of the last product sold.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

6.2           Westinghouse represents, warrants and covenants to Licensee as follows:

6.2.1           Westinghouse is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Westinghouse has all corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

6.2.2           The execution, delivery and performance by Westinghouse of this Agreement and the consummation of the transaction contemplated hereby has been duly and validly authorized by all requisite corporate action, and no other corporate act or proceeding on the part of Westinghouse is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby.

6.2.3           Westinghouse is not subject to nor obligated under its certificate of incorporation or bylaws, any applicable law, rule or regulation of any governmental authority, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement.

6.2.4           Westinghouse is the owner of the Marks and, to Westinghouse’s knowledge, the use of the Marks as expressly permitted by this Agreement will not infringe any intellectual property or any other rights of any third party.

7.0 – INDEMNIFICATION

7.1           Licensee and its successors and assigns will at all times indemnify and hold Westinghouse, its affiliates, subsidiaries, successors, and assigns and the officers, directors, agents and employees of each, harmless from and against any and all claims, suits, demands, obligations and liabilities of any nature whatsoever, and all damages, losses, fines, penalties, costs and expenses, including reasonable counsel fees and costs of investigations, in any manner to the extent arising out of, relating to or based on (a) any breach or alleged breach by Licensee of any representation, warranty or undertaking made herein;  or (b) except as expressly provided in Section 7.2 below, Licensee’s use of the Marks, including without limitation (i) any defect (latent or patent) or alleged defect (latent or patent) in Products, including without limitation, any injuries to persons or property arising therefrom; (ii) the design, manufacture, distribution, promotion or sale of any  Product; or (iii) infringement or alleged infringement of any third party intellectual property rights, including but not limited to patents, copyrights, or trademarks (excluding the Marks) and/or misappropriation of any trade secrets (each a “Westinghouse Indemnified Claim”).  Westinghouse shall give prompt written notice of any Westinghouse Indemnified Claim, provided that the failure of Westinghouse to give such notice shall not relieve Licensee of any of its obligations under this Section 7.1 except to the extent that Licensee is actually prejudiced by such failure.   If Licensee gives timely notice to Westinghouse that it desires to control the defense of any such Westinghouse Indemnified Claim, it may do so; provided, however, that in the event that Westinghouse reasonably determines that a conflict exists between Licensee and itself, or in Westinghouse’s reasonable judgment, Licensee fails to provide an adequate defense, then Westinghouse may, at Licensee’s expense, retain its own counsel to represent its interests.  Westinghouse shall provide cooperation and assistance to Licensee relative to any Westinghouse Indemnified Claim.  For any Westinghouse Indemnified Claim in which Licensee is controlling the defense pursuant to this Section 7.1, Licensee shall be responsible for and pay any settlement made with its consent.  Any such settlement shall fully release the indemnified party.  For any Westinghouse Indemnified Claim in which Licensee is not controlling the defense pursuant to this Section 7.1, Licensee shall be responsible and pay for any settlement made in good faith by Westinghouse.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

7.2           Westinghouse and its successors and assigns will at all times indemnify and hold Licensee, its affiliates, subsidiaries, successors, and assigns and the officers, directors, agents and employees of each, harmless from and against any and all claims, suits, demands, obligations and liabilities of any nature whatsoever, and all damages, losses, fines, penalties, costs and expenses, including reasonable counsel fees and costs of investigations, in any manner to the extent arising out of, relating to or based on (a) any breach or alleged breach by Westinghouse of any representation, warranty or undertaking made herein;  or (b)  a claim that Licensee’s use of the Marks as permitted hereunder infringes the trademark rights of a third party; (each a “Licensee Indemnified Claim”).  Licensee shall give prompt written notice of any Licensee Indemnified Claim, provided that the failure of Licensee to give such notice shall not relieve Westinghouse of any of its obligations under this Section 7.2 except to the extent that Westinghouse is actually prejudiced by such failure.   If Westinghouse gives timely notice to Licensee that it desires to control the defense of any such Licensee Indemnified Claim, it may do so; provided, however, that in the event that Licensee reasonably determines that a conflict exists between Westinghouse and itself, or in Licensee’s reasonable judgment, Westinghouse fails to provide an adequate defense, Licensee may, at Westinghouse’s expense, retain its own counsel to represent its interests.  Licensee shall provide cooperation and assistance to Westinghouse relative to any Licensee Indemnified Claim.  For any Licensee Indemnified Claim in which Westinghouse is controlling the defense pursuant to this Section 7.2, Westinghouse shall be responsible for and pay any settlement made with its prior written consent.  Any such settlement shall fully release the indemnified party. For any Licensee Indemnified Claim in which Westinghouse is not controlling the defense pursuant to this Section 7.2, Westinghouse shall be responsible for and pay any settlement made in good faith by Licensee.

7.3           The provisions of Section 7.1 and Section 7.2 shall survive termination, cancellation or expiration of this Agreement for any reason whatsoever.

8.0 – DISCLAIMERS

8.1           Nothing contained in this Agreement shall be construed as:

8.1.1           (Except as provided in Section 6) A WARRANTY WHETHER STATUTORY, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OF THIRD PARTY RIGHTS UNDER THE UNIFORM COMMERCIAL CODE, AND FITNESS FOR A PARTICULAR PURPOSE, OR A WARRANTY ARISING BY COURSE OF DEALING, PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE;

8.1.2           an agreement to bring or prosecute actions or suits against third parties or conferring any right to bring or prosecute actions or suits against third parties; and

8.1.3           conferring any right to use in advertising, publicity, or otherwise, any trademarks, service marks, trade name or name of Westinghouse, or any contraction, abbreviation or simulation thereof, except as specifically permitted in this Agreement.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

9.0 – TERM, TERMINATION AND EXPIRATION

9.1           The Base Term of this Agreement shall be for four (4) years commencing on January 1, 2010 and ending on December 31, 2013 at midnight U.S. Eastern Standard Time, unless sooner terminated.

9.2 This Agreement shall automatically renew in increments of two (2) years (each an “Extension Term”).  In the event Licensee chooses not to extend the term of the Agreement, Licensee shall so notify Westinghouse in writing no later than 120 days prior to the end of the Base Term or then-current Extension Term, as applicable and in such case, this Agreement shall terminate effective the last day of such Base Term or Extension Term.

9.3           In addition to any other remedies that it may have, Westinghouse may elect to terminate this Agreement upon thirty (30) days’ prior written notice to Licensee if:

9.3.1           in any calendar year after 2013, the aggregate NIP of Products by Licensee in the prior calendar year does not exceed the minimum annual sales (“Minimum Sales”) as set forth in Appendix D;

9.3.2           in Westinghouse’s reasonable judgment Licensee does not meet the established quality standards for the Products set forth in Section 3.4;

9.3.3           In Westinghouse’s judgment, Licensee’s use of the Marks may bring discredit to Westinghouse;

9.3.4           Licensee fails to substantially use the Marks for a period of twelve (12) months;

9.3.5           Licensee fails to make timely payments due Westinghouse under this Agreement;

9.3.6           any proceeding is instituted by or for Licensee for bankruptcy, reorganization or other relief for debtors.  Upon such termination for any reason under this Subsection 9.3.6,  Licensee, its receiver, representatives, trustees, agents, administrators, successors and assigns shall have no further rights hereunder, and neither this Agreement nor any right or interest herein shall be deemed an asset in any insolvency, receivership, and/or bankruptcy;

9.3.7           any proceeding is instituted by or for Licensee to dissolve its corporate structure or for winding-up;

9.3.8           Licensee directly or indirectly, merges or otherwise comes under the control or direction of any other party reasonably unacceptable to Westinghouse.  A party shall be deemed to control Licensee for purposes of this Subsection 9.3.8 if such party directly or indirectly owns more than fifty-one percent (51%) of Licensee’s outstanding shares having voting rights.  In the event Licensee desires to enter into a transaction which might implicate this section, it shall notify Westinghouse in writing of the identity of the other party to and describing such transaction.  Licensee shall provide such additional information to Westinghouse concerning such transaction as Westinghouse may reasonably request.  If Westinghouse objects to such party, it shall notify Licensee in writing of its objection and the reason therefore within twenty (20) business days of its receipt of Licensee’s notice identifying the other party or the additional information that Westinghouse may request, whichever is longer.  If Westinghouse does not send a notice of objection within such period, such party will be deemed to be acceptable to Westinghouse; or

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

9.3.9           two (2) or more inspections of the books of account and supporting records performed by or for Westinghouse pursuant to Section 4.6 indicate an underpayment of more than 10% owed by Licensee for the applicable accounting period.

9.4           In addition to any other remedies that it may have, Licensee may elect to terminate this Agreement upon thirty (30) days  prior written notice to Westinghouse and without obligation to make any further payments hereunder (other than royalties on Products which have already been sold or which are sold thereafter as permitted hereunder) if any claim results in an adjudication that the Products infringe the intellectual property rights of a third party and Licensee cannot, on reasonable commercial terms, either (i) obtain a license from the owner of the applicable intellectual property rights; or (ii) modify the Products so that they are no longer infringing.

9.5           In the event of an alleged material breach by either party of any of the terms of this Agreement, the party suffering such breach shall give notice to the other, in writing, thereof, specifying the type and circumstances pertaining to such breach in form sufficient to enable opportunity for correction thereof by the party allegedly in breach.  If such breach shall not have been remedied within thirty (30) days after the breaching party’s receipt of written notice of such breach provided by the non-breaching party, provided, however, that if such breach is not reasonably capable of cure within thirty (30) days, but such breach is reasonably capable of cure within a longer period after the breaching party’s receipt of notice of such breach, then the breaching party shall be afforded a longer period to cure said breach if the breaching party commences to remedy the breach within thirty (30) days after the breaching party’s receipt of written notice thereof and thereafter diligently pursues such remedy until such breach is fully cured, in addition to any other remedies that it may have, the party giving said notice shall have the right to terminate this Agreement without further notice.  In the event that the breach is remedied within the cure period described above, this Agreement shall continue in full force and effect the same as if no notice had been given.  Waiver by any party of its right to terminate because of any one breach shall not constitute a waiver of any subsequent breach of the same or of a different nature.  No termination of this Agreement by expiration or otherwise shall relieve or release any party from any of its obligations hereunder with respect to royalties due or acts committed under this Agreement.

9.6           Upon any expiration or termination of this Agreement:

9.6.1           all rights granted to Licensee hereunder terminate at such expiration or termination;

9.6.2           Licensee shall immediately discontinue any and all use of the Marks but shall be permitted to sell remaining Products containing the Marks within six (6) months.  Westinghouse shall be entitled to receive royalties on the sale of such Products in accordance with the Sections 4.1 and 4.7.  After the expiration of the aforesaid six (6) month period, Licensee shall destroy all Product and packaging and promotional material remaining in Licensee's possession which are identified in any manner by or with the Marks.  Notwithstanding the above, Westinghouse shall have the right to purchase such excess stock of Products, in whole or in part, prior to any sale or offer of sale by Licensee to any third party, for an amount no greater than the price Licensee would charge or offer for sale to such third party.  It is specifically understood and agreed that the Licensee’s right to sell the Products during the six (6) month period shall be conditioned upon the absence of harm to the Marks and/or the reputation of Westinghouse, as determined by Westinghouse in its sole reasonable discretion.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

9.6.3           the expiration or withdrawal of Licensee’s right to use the Marks shall not entitle Licensee to compensation or damages of any description other than as provided in Section 9.4;

9.6.4           all accrued payments to Westinghouse shall be paid to Westinghouse within thirty (30) days of such expiration or termination, provided however, it is acknowledged that if Westinghouse terminates this Agreement for one of the reasons stated in Section 9.3 above Licensee shall be without obligation to make any further payments hereunder (other than royalties on Products which have already been sold or which are sold thereafter as permitted hereunder);

9.6.5           all monies previously paid to Westinghouse pursuant to this Agreement will be retained by Westinghouse; and

9.6.6           the provisions of Article 7.0 and 9.0 shall survive.

10.0 – MINIMUM SALES

10.1           Beginning January 1, 2014, Westinghouse, upon written notice to Licensee, may elect to amend the definition of Territory to delete jurisdictions should the NIP of Products sold in such jurisdictions not exceed the respective minimums indicated in Appendix D for the preceding calendar year, as adjusted by the Adjustment Factor (defined in Section 4.4).  From and after such deletion from the definition of Territory, Licensee’s license under this Agreement for those jurisdictions shall be terminated.

11.0 – EFFECTIVE DATE

11.1           Upon execution by both parties, the Effective Date of this Agreement shall be January 1, 2010.

12.0 – CHOICE OF LAW/JURISDICTION

12.1           This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York, USA.   The parties agree that the UN Convention for Contracts for the International Sale of Goods shall not apply to this Agreement.

12.2           The parties hereby agree that any action arising out of this Agreement shall be brought exclusively in the state or federal courts located in the City of New York, irrevocably submit to the exclusive jurisdiction of any such court and waive any objection that such party may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agree not to plead or claim the same.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

13.0 – NOTICE

13.1           Any notice, request or statement hereunder shall be deemed to be sufficiently given or rendered when sent by certified U.S. mail, nationally recognized overnight mail service, facsimile (with confirmation and a copy sent by U.S. mail) or hand delivery if given or rendered to Licensee addressed to:

Akeena Solar, Inc.
Legal Department
Attn: Angela Lipanovich, General Counsel
16005 Los Gatos Blvd.
Los Gatos, CA 95032

Fax No.: (408) 402-9492

or, if given or rendered to Westinghouse addressed to:

Westinghouse Electric Corporation
c/o CBS Corporation
Attn:  Louis J. Briskman, President
51 West 52nd Street, 35th Floor
New York, NY  10019-6188

Fax No.:   (212) 975-4215
with a copy to:

Westinghouse Electric Corporation                                                     Westinghouse Electric Corp.
c/o CBS Corporation                                                                           c/o CBS Corporation
Attn:  Dorothy M. Alke,                                                                        Attn.:  James F. Davis
Vice President and Senior Counsel                                                      Vice President
20 Stanwix Street – 10th Floor                                                               20 Stanwix Street – 10th Floor
Pittsburgh, PA  15222                                                                            Pittsburgh, PA 15222

Fax No.:   (412) 642-3008                                                                Fax No.: (412) 642-4910

and a copy to:

Allan Feldman, President
Leveraged Marketing Corporation of America
156 West 56th Street
New York, NY  10019

Fax No.: (212) 581-1461

or, in any case, to such changed address or person as Westinghouse or Licensee shall have specified by written notice pursuant hereto.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

14.0 – ASSIGNMENT/SUBCONTRACTING

This Agreement and all the rights and duties hereunder are personal to Licensee.  Licensee shall not (and shall have no right to) assign, lease, sublicense, pledge, grant a security interest in or otherwise encumber, or otherwise transfer this Agreement or any of its rights (including the economic benefits of the license granted hereby or any portion of the rights included therein) or obligations hereunder, whether voluntarily, involuntarily, by operation of law or otherwise, without the prior written consent of Westinghouse.  Westinghouse may assign this Agreement in whole or in part.

Licensee shall not enter into contracts for the manufacture of Products containing the Marks without the express written consent of Westinghouse which consent shall not be unreasonably withheld.   Licensee is responsible for the performance (including any acts or omissions) of any of its contractors and suppliers and for any debts, obligations or liabilities incurred by any such contractors and suppliers.  Licensee shall manage and monitor the performance of its contractors and suppliers.  Licensee shall discontinue using any contractor or supplier who fails to comply with the Approved Quality.

15.0 – CONFIDENTIALITY.

15.1           For purposes of this Agreement, “Confidential Information” means all information disclosed by either party to the other party, including the terms and conditions of this Agreement or any other agreement between the parties, trade secrets of the parties, any nonpublic information relating to a party’s product plans, designs, ideas, concepts, costs, prices, finances, marketing plans, business opportunities, personnel, research, development or know-how and any other nonpublic technical or business information of a party, or other information designated in writing as Confidential Information by the disclosing party.  Confidential Information does not include information that:  (i) is now or subsequently becomes generally available to the public through no fault or breach on the part of the receiving party; (ii) the receiving party can demonstrate to have had lawfully in its possession without an obligation of confidentiality prior to disclosure hereunder; (iii) is independently developed by the receiving party without the use of any Confidential Information of the disclosing party as evidenced by written documentation; or (iv) the receiving party lawfully obtains from a third party who has the right to transfer or disclose it and who provides it without any obligation to maintain the confidentiality of such information.

15.2           Each party agrees that it will (a) not disclose, without the other party’s prior written consent, the other party’s Confidential Information to any third party (other than a party’s legal and financial advisors); (b) use the other party’s Confidential Information only to the extent necessary to perform its obligations or exercise its rights under this Agreement; (c) disclose the other party’s Confidential Information only to those of its employees, and legal and financial advisors who need to know such information for purposes of the company’s business activities and who are bound by confidentiality obligations no less restrictive than this Article 15; and (d) protect all Confidential Information of the other party from unauthorized use, access, or disclosure in the same manner as it protects its own confidential information of a similar nature, and in no event with less than reasonable care.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

15.3           If the receiving party receives notice that it may be required or ordered to disclose any Confidential Information in connection with legal proceedings or pursuant to a subpoena, order or a requirement or an official request issued by a court of competent jurisdiction or by a judicial, administrative, legislative, regulatory or self regulating authority or body, it shall cooperate with the other to seek confidential treatment of such Confidential Information and shall uses its best efforts to give the disclosing party sufficient prior written notice in order to contest such requirement or order.  Nothing herein shall be construed to impose any obligation to disclose any Confidential Information.  If this Agreement or any of its terms or any other Confidential Information must be disclosed in connection with legal proceedings or pursuant to a subpoena, order or a requirement or an official request issued by a court of competent jurisdiction or by a judicial, administrative, legislative, regulatory or self regulating authority or body, the disclosing party shall (i) first give written notice of the intended disclosure to the other party, within a reasonable time prior to the time when disclosure is to be made, (ii) consult with the other party on the advisability of taking steps to resist or narrow such request, and (iii) if disclosure is required or deemed advisable, cooperate with the other party in any attempt that it may make to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of the Confidential Information or otherwise be held in the strictest confidence to the fullest extent permitted under the laws, rules or regulations of any other applicable governing body.

15.4           Each party will, except to the extent inconsistent with (i) its use in connection with legal proceedings; or (ii) applicable law, regulations, rules or official requests, at the disclosing party’s election, destroy or return to the other party any tangible copies of the other party’s Confidential Information, and permanently delete all electronic copies of the other party’s Confidential Information, in such party’s possession or control at the request of the other party and upon termination of this Agreement, and will certify in writing to the other party that it has done so.

16.0 – REPORTING OF ADVERSE EVENTS

16.1           Licensee shall report to Westinghouse, within forty-eight (48) hours from receipt of the information, any materially adverse event that is reported to occur as a result of use of any of the Products.  Such events must be reported in as much detail as possible, whether or not there is proof of a causal connection between the events and use of the Products.  A materially adverse event shall include any experience relating to the Products which is reasonably regarded to be seriously detrimental to person or property in any manner.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

17.0 – FINANCIAL STANDARDS

17.1           Licensee represents that its financial statements are publicly available in its quarterly filings with the U.S. Securities and Exchange Commission, and that all such financial statements are prepared in accordance with U.S. GAAP.  Licensee must promptly notify Westinghouse of a termination of any significant line of credit of or guarantee of indebtedness by personal guarantor.  If Westinghouse reasonably believes that Licensee’s ability to make payments under this Agreement are likely to be impaired, or if Licensee fails to pay any undisputed amount due within the time periods required in this Agreement, Westinghouse may, at its sole discretion, request reasonable financial assurance of Licensee’s ability to perform under this Agreement (including ability to pay amounts due).  If such reasonable financial assurance is not provided, and Licensee does not cure all such delinquent payments within sixty (60) days, then subject to prior written notice to Licensee, Westinghouse may terminate this Agreement.

18.0 - CODE OF CONDUCT

18.1           Licensee agrees, on its own behalf and on behalf of any third-party manufacturer it uses, wherever located, no child labor will be used in the performance of this Agreement whatsoever.  For this purpose, a "child" shall refer to any person younger than 16 or, if higher, the local legal minimum age for employment or the age for completing compulsory education. Manufacturers employing young persons who do not fall within the definition of "children" will also comply with any laws and regulations applicable to such persons.  Additionally, all employees will be provided with a safe and healthy workplace environment, and all employees will work on a voluntary basis, and shall not be subject to physical or mental punishment of any kind.

18.2           Licensee and all manufacturers shall respect the rights of employees to associate, organize and bargain collectively in a lawful and peaceful manner, without penalty or interference.  Further, Licensee and all manufacturers shall comply, with all local laws, including but not limited to, applicable wage laws and fair employment practices including the practice of non-discrimination on the basis of race, religion, national origin, political affiliation, sexual preference, or gender. Licensee and all manufacturers will, at a minimum, comply, with all applicable wage and hour laws and regulations, including those relating to minimum wages, overtime, maximum hours, piece rates and other elements of compensation, and provide legally mandated benefits.  Licensee and its manufacturers will further comply, with all applicable environmental laws and regulations.  Licensee and its manufacturers shall submit to reasonable on-site inspections upon reasonable notice conducted by Westinghouse or its designated representative, to ensure compliance with these provisions.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

19.0 – RELATIONSHIP OF PARTIES

19.1           The relationship hereby established between Licensee and Westinghouse is solely that of independent contractors.  This Agreement shall not create an agency, partnership, joint venture or employer/employee relationship, and nothing hereunder shall be deemed to authorize either party to act for, represent or bind the other except as expressly provided in this Agreement.

20.0 – AGENTS, FINDERS AND BROKERS

20.1           Each of the parties to this Agreement shall be responsible for the payment of any and all agent, brokerage and/or finder commissions, fees and related expenses incurred by it in connection with this Agreement or the transactions contemplated hereby and agrees to indemnify the other and hold it harmless from any and all liability (including, without limitation, reasonable attorney’s fees and disbursements paid or incurred in connection with any such liability) for any agent, brokerage and/or finder commissions, fees and related expenses claimed by its agent, broker or finder, if any, in connection with this Agreement or the transactions contemplated hereby.

21.0 – PUBLIC ANNOUNCEMENTS

21.1           No party to this Agreement, nor any affiliate, representative, advertising agency or agent of any party shall issue any press release or make any public statement (oral or written) regarding this Agreement without the other party’s express written consent, provided however, such consent is hereby granted for all public announcements that Licensee decides, in its sole discretion, are necessary to satisfy its obligations of public disclosure and/or reporting to the U.S. Securities and Exchange Commission as a result of its status as a publicly traded company.  If a party breaches this obligation the other party has the unilateral right and option to terminate this Agreement, in addition to any remedies it otherwise might have.

22.0 – LIMITATION OF LIABILITY

22.1           IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, EXEMPLARY DAMAGES (INCLUDING LOST PROFITS (WHETHER ACTUAL OR ANTICIPATED), LOST SAVINGS; INCREASED EXPENSE OF OPERATION, BORROWING OR FINANCING; LOSS OF USE OR PRODUCTIVITY; AND INCREASED COST OF CAPITAL) ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; AND REGARDLESS OF WHETHER ANY SUCH CLAIM ARISES OUT OF BREACH OF CONTRACT, GUARANTY, OR WARRANTY, TORT, PRODUCT LIABILITY, INDEMNITY, CONTRIBUTION, STRICT LIABILITY OR ANY OTHER LEGAL THEORY.  EACH PARTY HEREBY RELEASES THE OTHER FROM ANY SUCH LIABILITY.  THE FOREGOING LIMITATION OF LIABILITY SHALL REMAIN IN FULL FORCE AND EFFECT REGARDLESS OF WHETHER A PARTY’S REMEDIES HEREUNDER ARE DETERMINED TO HAVE FAILED THEIR ESSENTIAL PURPOSE.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

23.0 – GENERAL

23.1           A waiver by either party of any terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof.  All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

23.2           This instrument sets forth the entire and only agreement between the parties hereto as to the subject matter hereof; reflects and merges all pertinent prior discussions and correspondence pertaining thereto, and supersedes and cancels all pre-existing agreements pertaining thereto between them.  Any representation, promise, definition, warranty or condition pertaining thereto and not incorporated herein, shall not be binding upon either party.

23.3           This instrument shall not become effective unless and until dated and signed below on behalf of each of the parties by their duly authorized officers or representatives.

23.4           This instrument and its appendices may not be modified, enlarged, or changed in any way hereafter except by an instrument signed by each of the parties hereto.

23.5           The paragraph titles of this Agreement are for convenience only and shall not affect the interpretation of this Agreement or any paragraph thereof.

23.6           The parties hereto agree to execute such other writings, documents and instruments as may be necessary or desirable to effectuate the purposes of this Agreement.

23.7           This Agreement shall be interpreted as if the parties hereto jointly prepared it.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

IN WITNESS WHEREOF and intending to be legally bound, the parties hereto have caused these presents to be signed by their proper officers thereunto duly authorized.

AKEENA SOLAR, INC.

BY:  ________________________________________

     Name:

     Title:

DATE: ____________________________

ANDALAY SOLAR, INC.

BY: ________________________________________

     Name:

     Title:

DATE:                      ________________________

WESTINGHOUSE ELECTRIC CORPORATION

BY: ________________________________________

     Name:

     Title:

DATE: ____________________________

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

APPENDIX A

to the License Agreement between
Westinghouse Electric Corporation and Akeena Solar, Inc. and Andalay Solar, Inc.
Effective January 1, 2010

Westinghouse Corporate Identity and Licensing Manual

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

APPENDIX B

to the License Agreement between
Westinghouse Electric Corporation and Akeena Solar, Inc. and Andalay Solar, Inc.
Effective January 1, 2010

Mark

[Missing Graphic Reference]

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

APPENDIX C

to the License Agreement between
Westinghouse Electric Corporation and Akeena Solar, Inc. and Andalay Solar, Inc.
Effective January 1, 2010

Products

Product	Description
Andalay solar energy systems and their related components	Andalay solar energy PV panels and the components, including racking, inverters and balance of systems, utilized in the construction of such completed Andalay solar energy systems.
Installation services related to Andalay solar energy systems
The installation services Akeena provides for Andalay solar energy systems.  For clarification, the definition of “Products” does not include consulting, engineering, or installation services for non-Andalay solar energy systems, or consulting and related services that do not result in Akeena actually installing Andalay solar energy systems.  In the Morgan Stanley Solar Solutions (MSSS) circumstance, for example, the definition of “Products” does not include the consulting services Akeena provides when it is not performing the installation work for MSSS, but does include the installation services Akeena provides when Akeena is contracted to install the Andalay systems.

APPENDIX D

to the License Agreement between
Westinghouse Electric Corporation and Akeena Solar, Inc. and Andalay Solar, Inc.
Effective January 1, 2010

Schedule of Minimum Annual Sales & Guaranteed Annual Royalties

[***]

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.